UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 15, 2011
Progress Software Corporation
(Exact name of registrant as specified in its charter)
Commission file number: 0-19417

Massachusetts	04-2746201
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On August 15, 2011, Progress Software Corporation (“Progress”) entered into a Credit Agreement (the “Credit Agreement”) with each of the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A. and RBS Citizens, N.A., as Syndication Agents, and J.P. Morgan Securities LLC, as Sole Bookrunner and Sole Lead Arranger, providing for an unsecured revolving credit facility in an amount of up to $150.0 million, which may be increased by up to an additional $75 million if the existing or additional lenders are willing to make such increased commitments. The revolving credit facility has sublimits for swing line loans up to $20.0 million and for the issuance of standby letters of credit in a face amount up to $25.0 million. Progress expects to use the revolving credit facility for general corporate purposes, including acquisitions of other businesses, and may also use it for working capital.
     Interest rates for the revolving credit facility are determined at the option of Progress and would range from 1.25% to 1.75% above the Eurodollar rate for Eurodollar-based borrowings or would range from 0.25% to 0.75% above the defined base rate for base rate borrowings, in each case based upon Progress’ leverage ratio. Additionally, Progress may borrow certain foreign currencies at rates set in the same range above the respective London interbank offered interest rates for those currencies, based on Progress’ leverage ratio. A quarterly commitment fee on the undrawn portion of the revolving credit facility is required, ranging from 0.25% to 0.35% per annum, based upon Progress’ leverage ratio. At closing of the revolving credit facility, the applicable interest rate and commitment fee would be at the lowest rate in each range.
     Revolving loans may be borrowed, repaid and reborrowed until August 15, 2016, at which time all amounts borrowed must be repaid. Accrued interest on the loans is payable quarterly in arrears with respect to base rate loans and at the end of each interest rate period (or at each three month interval in the case of loans with interest periods greater than three months) with respect to LIBOR rate loans. Progress may prepay the loans or terminate or reduce the commitments in whole or in part at any time, without premium or penalty, subject to certain conditions and reimbursement of certain costs in the case of LIBOR rate loans.
     Future material domestic subsidiaries of Progress will be required to guaranty Progress’ obligations under the Credit Agreement.
     The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict Progress and its subsidiaries’ ability to, among other things, grant liens, make investments, make acquisitions, incur indebtedness, merge or consolidate, dispose of assets, pay dividends or make distributions, repurchase stock, change the nature of its business, enter into certain transactions with affiliates and enter into burdensome agreements, in each case subject to customary exceptions for a credit facility of this size and type. Progress is also required to maintain compliance with a consolidated interest coverage ratio and a consolidated leverage ratio.
     The Credit Agreement includes customary events of default that include, among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate.
     A copy of the Credit Agreement is attached as Exhibit 10.1 to this Current Report and is incorporated by reference herein. The above description is qualified in its entirety by reference to such exhibit.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of August 15, 2011, by and among Progress Software Corporation, each of the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A. and RBS Citizens, N.A., as Syndication Agents, and J.P. Morgan Securities LLC, as Sole Bookrunner and Sole Lead Arranger

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2011	Progress Software Corporation

	By:	/s/ Charles F. Wagner, Jr.
Charles F. Wagner, Jr.
Executive Vice President, Finance & Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement, dated as of August 15, 2011, by and among Progress Software Corporation, each of the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A. and RBS Citizens, N.A., as Syndication Agents, and J.P. Morgan Securities LLC, as Sole Bookrunner and Sole Lead Arranger